Exhibit 99.1

CLEAN ENERGY FUELS CORP.

NATURAL GAS HEDGING POLICY

May 29th, 2008

I.              Objective

To establish guidelines for the purchase of natural gas futures contracts to normalize future cash flows related to the Company’s fixed-price sales contracts, with the goal of protecting the Company’s operating margins under such contracts.

II.            Principles

General

1.     The Company will not speculate in the futures market for natural gas or any other commodity. The Company may purchase futures contracts only to hedge its exposure to variability in expected future cash flows (such variability to be referred to hereafter as “Cash Flow Variability”) related to a particular fixed-price sales contract.

2.     Subject to the conditions set forth below, the Company will purchase futures contracts in quantities reasonably expected to hedge effectively the Company’s exposure to Cash Flow Variability related to each fixed-price sales contract entered into after the date of this policy.

Hedging Related to New Fixed-Price Sales Contracts

3.     Subject to paragraph 5, the Company may enter into a fixed-price sales contract with a customer only if the following three conditions are met:

(a) The Company purchases futures contracts in quantities reasonably expected to hedge effectively the Company’s exposure to Cash Flow Variability related to the fixed-price sales contract;

(b) The Company reasonably expects it will have funds sufficient: (i) to make the initial margin deposit(s) related to the intended futures contracts; and (ii) to cover anticipated margin calls related to these futures contracts; and

(c) For any fixed price sales contract covering 2.5 million gasoline gallon equivalents or more per year (or any contract that, combined with previous contracts that year, would cause the total gasoline equivalents contracted for to exceed 7.5 million annual gasoline gallon equivalents), the Company consults with the Derivative Committee regarding the proposed transaction, and the Derivative Committee approves both the entry into the fixed-price sales contract and the purchase of the associated futures contracts.

4.     Subject to paragraph 5, as part of the futures contracts referenced in paragraph 3(a), for each fixed-price sales contract, the Company also will purchase sufficient futures contracts to hedge its exposure to the basis differential between: (a) the price of natural gas at the NYMEX Henry Hub delivery point; and (b) the price of natural gas at the customer’s delivery point.

5.     The Company may enter into a fixed-price sales contract with a customer without satisfying the conditions set forth in paragraphs 3 or 4 if approved by the Derivative Committee in advance.

6.     If the Company makes a firm offer on a fixed-price sales contract the Company may, prior to award or entry into the contract, purchase futures contracts in quantities reasonably expected to hedge effectively the Company’s exposure to Cash Flow Variability related to the fixed-price sales contract if approved by the Derivative Committee in advance of the purchase of the futures contracts.

Hedging Related to Other Fixed-Price Sales Contracts

7.     Subject to paragraph 9, if, during the duration of a fixed-price sales contract (including, without limitation, a contract signed before the date of this policy, a contract entered into after the date of this policy where futures contracts were not originally purchased to hedge the contract, and a contract that subsequently experiences a significant increase in volume that was not originally contemplated when the original futures contracts were purchased to hedge the contract), the Company does not have associated futures contracts in place that are sufficient to hedge effectively the Company’s exposure to Cash Flow Variability related to that fixed-price sales contract, the Company may purchase futures contracts in quantities reasonably expected to hedge effectively the Company’s exposure to Cash Flow Variability related to that fixed-price sales contract, but only if the following two conditions are met:

(a) The Company reasonably expects it will have funds sufficient: (i) to make the initial margin deposit(s) related to the intended futures contracts; and (ii) to cover anticipated margin calls related to these futures contracts; and

(b) For any fixed price contract existing on the date of this policy covering 1.5 million gasoline gallon equivalents or more per year (or any such contract that, combined with previous such contracts that year, would cause the total gasoline equivalents contracted for to exceed 5 million annual gasoline gallon equivalents), the Company consults with the Derivative Committee regarding the proposed transaction, and the Derivative Committee approves the purchase of the futures contracts.

8.     As part of the futures contracts referenced in paragraph 7, the Company also may purchase sufficient futures contracts to hedge its exposure to the basis differential between: (a) the price of natural gas at the NYMEX Henry Hub delivery point; and (b) the price of natural gas at the customer’s delivery point.

9.     With respect to paragraph 7, the Company may purchase futures contracts without satisfying the conditions set forth in paragraphs 6(a) and (b) if approved by the Derivative Committee in advance.

Qualification for Hedge Accounting

10.   The Company will attempt to qualify all futures contracts for hedge accounting as cash flow hedges under SFAS No. 133.

No Disposal of Futures Contracts Without Approval of Derivative Committee and Board

11.   The Company will not sell or otherwise dispose of a futures contract during the duration of the associated fixed-price sales contract without the prior approval of the Derivative Committee and the Board.

Regular Updates Regarding Hedging Activities

12.   Management will update regularly the Derivative Committee and the Board regarding its hedging activities and, to the extent there has been any hedging activities in a quarter, generate reports to be distributed to the Derivative Committee and the Board at that quarterly Board meeting. In addition to the quarterly reports, management will circulate to the Board and Derivative Committee a summary of the contract terms and futures contracts purchased related to any fixed price sales contract in excess of two million gasoline gallon equivalents per year.